Exhibit B


                                                            September 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Application by E.ON AG, et al., to Amend the Terms of the E.ON Nonutility Money Pool

Dear Sirs:

     This opinion has been prepared in connection with the above-referenced application ("Application") of E.ON AG ("E.ON") and Hibernia Industriewerte GmbH ("Hibernia") for authorization to amend the terms of the E.ON Nonutility Money Pool. E.ON proposes that the E.ON Nonutility Money Pool would be administered by Hibernia, a wholly-owned E.ON subsidiary that currently provides financing to E.ON Group companies. In addition, E.ON proposes that the interest rate paid on deposits to the pool would be set at market rates. Accordingly, funds borrowed from the pool would accrue interest charges at rates set according to the Market Rate Method1 and funds deposited in the pool would earn interest at market rates.

     E.ON is a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"). As counsel for E.ON, I deliver this opinion to you for filing as Exhibit B to the Application. E.ON's Nonutility Money Pool and the reasons for the proposed amendments to its terms are described in detail in the Application. Any terms used in this opinion have the same meanings assigned to them in the Application.

     I am authorized to practice law in the Federal Republic of Germany, the place of incorporation of E.ON. I am not a member of the bar of any other country, or any of the United States, states in which certain of E.ON's subsidiaries are incorporated and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by E.ON, including the firm LeBoeuf, Lamb, Greene & MacRae, L.L.P. with respect to matters under the Act.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such


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1    See Commission order dated June 14, 2002, (Holding Co. Act Release No.
     27539) at 109.

other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the condition that the Commission will duly enter an appropriate order permitting the Application to become effective under the Act and the rules and regulations thereunder. This opinion speaks solely as of the date hereof and I have assumed that no act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

     (a) All State laws applicable to the E.ON Nonutility Money Pool will be complied with,

     (b) Any securities issued in connection with transactions involving the E.ON Nonutility Money Pool will be issued by companies that are validly organized and duly existing,

     (c) Any such securities will be valid and binding obligations of their respective issuer,

     (d) All securities acquired in connection with the operation of the E.ON Nonutility Money Pool will be legally acquired, and

     (e) The amendments to the terms of the E.ON Nonutility Money Pool proposed in the Application will not violate the legal rights of the holders of any securities issued by E.ON, or by any associate company thereof.

     I hereby consent to the filing of this opinion as Exhibit B to the Application.

                                       Very truly yours,

                                       Ulrich Huppe
                                       Senior Vice President - Legal Affairs
                                       E.ON AG